Exhibit 99.01
[LEXAR LETTERHEAD]
December 22, 2005
Mike Scarpelli
[Address]
Dear Mike:
It gives me great pleasure to confirm our offer of employment for you to join Lexar Media, Inc., in the position of Executive Vice President and Chief Financial Officer. Your officer title, as a formality, will need to be confirmed by the board. In this capacity, you will be reporting directly to me.
Your base compensation will be $260,000 per year, which will be paid on a bi-weekly basis in accordance with and subject to the Company’s normal payroll procedure.
As a Lexar employee, you will be eligible to participate in our current employee benefit and incentive programs as described below. (Note employee benefit programs, including commission and MBO incentive plans, may change from time to time at management’s discretion.)
1. Share Options: I will recommend to the Board of Directors that you will be granted stock options totaling 250,000 shares. On the day of your joining or shortly thereafter, you will be granted 100,000 of these options, and within 3 months of your joining you will be granted the remaining 150,000 options. The granted shares will be vested through four years, with 25% vesting on your first anniversary (from your date of hire), and 1/36th of the remaining shares vesting each subsequent month of your employment thereafter. These options are subject to board approval and a detailed description of the vesting schedule and option plan will be furnished to you upon approval and issuance. You will also be eligible to participate in the company’s annual option grant process whereby the company makes additional option grants, at its discretion, to employees. It is the company’s current practice to make these grants in the middle of each calendar year.
2. ESPP: Lexar’s Employee Stock Purchase Plan will be available for your participation twice yearly. This plan currently allows you to allocate up to 15% of your salary for the purchase of Lexar Media, Inc. stock, at a discounted price equal to the lower of (a) 15% below the stock price on the date of purchase of the shares or (b) 15% below the stock price on the first day of the offering period in which you elected to participate in the plan (which may be up to 2 years prior to the date of purchase of the shares). There is a maximum annual benefit this plan can provide according to US law.
3. Incentive Plan: You will be eligible to participate in Lexar’s MBO based incentive plan. This plan provides you the potential of earning up to an additional 60% of your base income upon the achievement of mutually agreed upon MBOs.
4. Accelerated vesting: As provided for in Lexar’s “2000 Equity Incentive Plan,” and subject to the provisons of that Plan, 25% of the unvested shares granted to you in the stock grants described above shall vest upon a change of control provided that you continue in the employment of the acquiring company. An additional 25%, making 50% in total, of your unvested shares shall vest upon a change in control if you are subsequently terminated without cause within one year of the change in control. During the first year of your employment, if a change in control occurs and your vested options upon the change in control do not represent at least $200,000 of gain to you, Lexar will pay you an amount equal to the additional amount required to provide you with a total gain of $200,000.
5. Vacation: Your vacation benefits will begin at 3.69 hours every two weeks. This equals to 12 days of vacation per year during the first 3 years.
6. Medical, Savings Plan and Miscellaneous: Medical, dental, long-term disability, life and vision insurance, are included in the benefit package that Lexar offers. In addition to your basic health care benefits, Lexar also offers a Flexible Plan and makes a contribution of 2% of your base compensation to the Flex Plan for your benefit. The 2% contribution is used to offset the costs of your benefit choices, including group health plans. Please refer to the Benefits Summary for eligibility information. Furthermore, Lexar has established a 401K plan in which you will be eligible to participate on your hire date.
7. Employment Relationship: Your employment with Lexar shall be AT WILL, meaning that either party may terminate the employment relationship at any time and for any reason. However, in the event that Lexar Media terminates your employment other than for cause, you will be entitled to receive six (6) months of your annual salary compensation, in the form of continuing bi-weekly payments. And, if Lexar terminates your employment other than for cause absent or not in conjunction with a change in control as identified in #4 above, 50% of your unvested shares will be vested upon your termination.
This offer letter, and the “Employee Nondisclosure and Invention Assignment Agreement”, constitute the entire and exclusive agreement between Lexar and you, concerning your employment with Lexar and it may not be modified, altered or amended, either expressly or implied, unless in writing signed by you and approved by President of Board of Directors at Lexar.
In the event of a dispute arising under or related to this agreement, including any termination of your employment under this agreement, you or Lexar may initiate for arbitration under the administration of the American Arbitration Association (“AAA”). Any Arbitration hearing will be held in the vicinity of the Lexar location where you last performed services and will be held in accordance with the Employee Dispute Resolution rules of the AAA, within 60 calendar days of such filing or as may be extended upon the consent of the parties or their counsel. The arbitration shall be binding on both parties and may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs of arbitration including attorneys fees, unless you prevail in whole or in part, in which case Lexar will pay your costs of arbitration including reasonable attorney fees, pro-rated to the extent you prevail, and such shall be part of the award in the arbitration. By signing this agreement, you expressly agree that any employment related claim against Lexar Media, Inc. must be filed within six months from the date of your employment termination.
For purposes of federal immigration law, you will be required to provide Lexar with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

Please indicate your acceptance of this offer, by returning one copy of this letter with your signature, and a start date, at your earliest convenience. This offer will remain valid until December 23, 2005. We are looking forward to your acceptance of our offer and having you join the Lexar Media Team.
Sincerely,
/s/ Eric Stang
Eric Stang
Chairman, President, and CEO
I accept the terms of this offer and will report to work on: ___Jan 16, 2006

/s/ Michael Scarpell

Mike Scarpelli